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                       [SALOMON SMITH BARNEY LETTERHEAD]


                                 May 13, 1998



Board of Directors
Mercury Finance Company
100 Field Drive,
Suite 340
Lake Forest, IL  60045

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of common stock, $1.00 par value ("Company Common Stock"), of Mercury Finance Company (the "Company") of the consideration to be received by such holders in connection with the proposed Mercury Finance Company Restructuring Plan (the "Plan"), to be implemented pursuant to an Agreement and Plan of Reorganization to be entered into between the Company and its senior creditors. The Plan contemplates the filing by the Company of a bankruptcy petition and will be implemented and become effective only upon approval of the Plan by the appropriate bankruptcy court. Upon effectiveness of the Plan, each holder of the Company's commercial paper, short-term loans, senior term debt, and other allowed general unsecured claims against the Company (a "Senior Lender") will receive in respect of its claims: (i) its pro rata share of new senior secured notes to be issued by the reorganized company under the Plan (the "New Senior Secured Notes"); and (ii) its pro rata share of 100% of the equity in the reorganized Company (the "New Common Stock"). The New Senior Secured Notes will be issued pursuant to section 1145 of the Bankruptcy Code, will be secured by assets of the Company and its subsidiaries, will have a principal amount equal to 75.0% of the outstanding principal amount due under Senior Lender claims after giving effect to the payment of Senior Lender claims with all cash at the Company in excess of $20 million on the effective date, will mature on the third anniversary of the effective date and will pay a coupon of 9.0% per annum. Upon the effectiveness of the Plan and subject to acceptance of the Plan by the holders of the Company's subordinated notes (the "Subordinated Notes"), the Senior Lenders shall allocate to the holders of Subordinated Notes $22.5 million in New Junior Subordinated Notes which will mature five years after the effective date and will pay a coupon of 9.0% per annum. Upon the effectiveness of the Plan, the holders of issued and outstanding shares of Company Common

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Mercury Finance Company
May 13, 1998
Page 2

Stock and the holders of allowed claims against the Company based on securities fraud causes of action will receive, in exchange for such Company Common Stock and such other claims, warrants (the "Warrants") entitling the holders thereof to purchase in aggregate up to 15% of the New Common Stock on a pro forma basis. One third of the Warrants shall have a three-year term and the exercise price will reflect a recovery of par by the Senior Lenders. One third of the Warrants shall have a four-year term and the exercise price will reflect a recovery of 110% of par by the Senior Lenders. One third of the Warrants shall have a five year term and the exercise price will reflect a recovery of 120% of par by the Senior Lenders.

     The exercise price of the Warrants with a par recovery strike price will be set by multiplying the aggregate amount of Senior Lender claims by 1.0, subtracting the amount issued in the form of New Secured Notes and dividing the result by the number of New Common Stock shares issued to the Senior Lenders. The exercise price of the Warrants with a 110% recovery strike price will be set by multiplying the aggregate amount of Senior Lender claims by 1.1, subtracting the amount issued in the form of New Secured Notes and dividing the result by the number of New Common Stock shares issued to the Senior Lenders. The exercise price of the Warrants with a 120% recovery strike price will be set by multiplying the aggregate amount of Senior Lender claims by 1.2, subtracting the amount issued in the form of New Secured Notes and dividing the result by the number of New Common Stock shares issued to the Senior Lenders.

     In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) a preliminary Restructuring Term Sheet; (ii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company, as amended, for each of the years of the three-year period ended December 31,1997, and the Quarterly reports on Form 10-Q of the Company for the quarters ended
March 31, 1997, June 30, 1997 and September 30, 1997; (iii) certain financial forecasts concerning the business and operations of the Company that were prepared by management of the Company and Development Specialists, Inc. ("DSI"); and (iv) certain publicly available information with respect to certain other companies that we believe to be comparable in certain respects to the Company and the trading markets for such other companies' securities. We have also met with certain officers and employees of the Company to discuss the foregoing, including the past and current business operations and financial condition of the Company, as well as other matters we believe relevant to our inquiry. We have also considered such financial and other factors as we have deemed appropriate under the circumstances, including, among other factors, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the historical and current market for the equity securities of the Company, and of certain other companies that we believe to be comparable in certain respects to the Company; and (iii) the

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Mercury Finance Company
May 13, 1998
Page 3

nature and terms of other transactions we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions and our knowledge of the consumer finance industry, as well as our experience in connection with similar transactions and securities valuation generally.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided us or publicly available and have neither attempted to independently verify nor assumed responsibility for verifying any such information. With respect to the financial projections of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or DSI, as the case may be, as to the future financial performance of the Company and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of the Company. At the request of the Company, we did solicit third party offers to acquire the Company and organized two sale processes for prospective buyers, one in September of 1997 and the second in January of 1998. The first process failed to produce a binding offer and the second process resulted in an offer deemed unsatisfactory by the Senior Lenders and the Company.

     Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely trading range of the New Common Stock or the Warrants following the consummation of the Plan, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion does not address the Company's underlying business decision to effect the Plan. Our opinion is directed only to the fairness, from a financial point of view, of the Plan and does not constitute a recommendation concerning how holders of Company Common Stock should vote with respect to the Plan.

     In rendering our opinion we have assumed that the Plan will conform to the preliminary Restructuring Term Sheet reviewed by us, and will not deviate in any material respect there from, and that in the course of obtaining the necessary regulatory and court approvals for the Plan, no restrictions will be imposed that would have an adverse affect on the operations of the Company during or after the restructuring.

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Mercury Finance Company
May 13, 1998
Page 4

     As you are aware, we will receive a fee from the Company for the delivery of this fairness opinion in addition to the fees paid for our investment banking services already rendered. In addition, in the ordinary course of our business, we may actively trade the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

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Mercury Finance Company
May 13, 1998
Page 5

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the holders of the Company Common Stock under the Plan is fair to such holders from a financial point of view.


                              Very truly yours,